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                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12


                               CONTOUR ENERGY CO.
                (Name of Registrant as Specified In Its Charter)


       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)       Title of each class of securities to which transaction
                  applies:
                           -----------------------------------------------------

         2)       Aggregate number of securities to which transaction
                  applies:
                           -----------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                   ---------------------------------------------

         4)       Proposed maximum aggregate value of transaction:
                                                                   -------------
         5)       Total fee paid:
                                  ----------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:
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      Contour Energy Co., a Delaware corporation ("Contour"), and certain other persons named below may be deemed to be participants in the solicitation of proxies to approve the proposed reclassification discussed below. Contour is soliciting shareholder approval to reclassify each share of its $2.625 convertible exchangeable preferred stock into three shares of its common stock and one share of its $7.25 redeemable cash equivalent preferred stock. Participants in this solicitation may include the directors of Contour (John J. Conklin, Ralph P. Davidson, Adam P. Godfrey, Seth W. Hamot, Robert D. Kincaid, Rick G. Lester, Edward Park, Kenneth R. Sanders, and Ward W. Woods); and the executive officers of Contour (Messrs. Lester and Sanders).

      As of October 4, 2001, none of the foregoing participants beneficially owned individually in excess of 1% of Contour's common stock or $2.625 preferred stock, except for Mr. Hamot who owned approximately 7.23% of the preferred stock. Additional information about the interests of Contour's directors and officers is contained in its registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the proposed transaction.